                                 EXHIBIT NO. 19

                      REPORTS FURNISHED TO SECURITY-HOLDERS

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

Condensed Financial Statements for the Three and Nine-Months Ended March 31, 2000 and 1999 and Independent Accountants' Report
--------------------------------------------------------------------------------

[Logo]
                          ------------------------------------------------------
                          DELOITTE & TOUCHE LLP        Telephone: (513) 784-7100
                          250 East Fifth Street
                          P.O. Box 5340
                          Cincinnati, Ohio 45201-5340





INDEPENDENT ACCOUNTANTS' REPORT

To the Directors of
  Cintech Tele-Management Systems, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of March 31, 2000 and 1999 and the related condensed statements of income, stockholders' equity and cash flows for the three months and nine months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of the Company as of June 30, 1999, and the related statement of income, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 20, 1999, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 1999 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


/s/ Deloitte & Touche LLP

April 21, 2000



[Logo]

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED BALANCE SHEETS
MARCH 31, 2000, JUNE 30, 1999 AND MARCH 31, 1999

--------------------------------------------------------------------------------------------
                                                 MARCH 31,                      MARCH 31,
ASSETS                                             2000           JUNE 30,         1999
                                                (UNAUDITED)         1999       (UNAUDITED)

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)              $ 3,361,090    $ 1,500,081    $ 1,602,620
  Marketable securities (Note 2)                    5,205,258      4,864,847      3,417,789
  Accounts receivable, trade - (Net of
    allowance of $25,244, $50,601 and
    $121,705 at March 31, 2000, June 30, 1999,
     and March 31, 1999, respectively) (Note 1)       578,000      1,022,153        936,816
  Inventory (Note 1)                                   25,894         25,781         48,661

  Prepaid expenses                                     28,607         30,172         15,548

  Refundable income taxes (Note 6)                     11,995
  Deferred income taxes (Note 6)                      379,637        298,960
                                                 ------------    -----------    -----------
           Total current assets                     9,590,481      7,741,994      6,021,434
                                                 ------------    -----------    -----------

FIXED ASSETS (Note 1):
  Equipment                                         1,017,853        757,190        731,969
  Furniture and fixtures                              221,211        151,433        151,433
                                                 ------------    -----------    -----------
           Total                                    1,239,064        908,623        883,402
  Less accumulated depreciation                      (908,502)      (786,988)      (778,094)
                                                 ------------    -----------    -----------
           Total fixed assets - net                   330,562        121,635        105,308
                                                 ------------    -----------    -----------
SOFTWARE DEVELOPMENT COSTS-Net (Note 1)               998,670        578,156        522,552
DEFERRED INCOME TAXES (Note 6)                                       274,996
                                                                 -----------
           Total other assets                         998,670        853,152        522,552
                                                 ------------    -----------    -----------

TOTAL                                            $ 10,919,713    $ 8,716,781    $ 6,649,294
                                                 ============    ===========    ===========





                                                 MARCH 31,                      MARCH 31,
                                                   2000          JUNE 30,          1999
                                                (UNAUDITED)        1999        (UNAUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                               $    355,954    $   270,434     $  490,178
  Accrued liabilities:
    Accrued wages and compensation                    562,703        755,715        571,339
    Accrued income taxes                                              58,340         18,245
    Warranty reserve                                  135,677        119,078        121,556
    Other                                             129,671        182,610        195,818
Deferred maintenance revenue (Note 1)                 995,717        728,678        688,055
                                                    ---------      ---------      ---------
           Total current liabilities                2,179,722      2,114,855      2,085,191
                                                    ---------      ---------      ---------


DEFERRED INCOME TAXES (Note 6)                         94,361
                                                    ---------

STOCKHOLDERS' EQUITY (Notes 1, 4, 5):
  Common stock                                      9,005,121      8,993,777      8,993,777
  Contributed capital                                 675,757        675,757        675,757
  Treasury stock                                       (2,290)        (2,290)        (2,290)
  Accumulated deficit                              (1,032,958)    (3,065,318)    (5,103,141)

                                                    ---------      ----------     ---------
           Total stockholders' equity               8,645,630      6,601,926      4,564,103

                                                    ---------      ----------     ---------

TOTAL                                            $ 10,919,713     $ 8,716,781   $ 6,649,294
                                                 ============     ===========   ===========


See notes to condensed financial statements and independent accountants' report.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS AND NINE-MONTHS ENDED MARCH 31, 2000 AND 1999

-----------------------------------------------------------------------------------------------------------------------------------
                                                        FOR THE THREE-MONTHS ENDED                 FOR THE NINE-MONTHS ENDED
                                                                  MARCH 31,                                 MARCH 31,
                                                   -----------------------------------------  -------------------------------------
                                                           2000              1999                   2000               1999
NET SALES (Note 1)                                   $2,822,627        $ 2,978,853            $ 9,676,278        $ 8,496,413

COST OF PRODUCTS SOLD (Note 1)                          264,217            296,894                936,464            997,465

AMORTIZATION OF DEFERRED
  SOFTWARE DEVELOPMENT
  COSTS (Note 1)                                        (17,047)            37,891                 89,202            109,891

LICENSING FEES (Note 1)                                 435,890            588,653              1,587,984          1,481,161
                                                     ----------         ----------            -----------        -----------
GROSS PROFIT                                          2,139,567          2,055,415              7,062,628          5,907,896

RESEARCH AND DEVELOPMENT                                190,191             98,983                466,830            294,966

SELLING, GENERAL AND
  ADMINISTRATIVE (Notes 1, 3)                         1,421,343          1,288,255              4,201,208          3,606,339
                                                     ----------         ----------            -----------        -----------
INCOME FROM OPERATIONS                                  528,033            668,177              2,394,590          2,006,591

OTHER INCOME                                            102,604             33,818                228,643             77,460
                                                     ----------         ----------            -----------        -----------
INCOME BEFORE INCOME TAX
PROVISION                                               630,637            701,995              2,623,233          2,084,051

INCOME TAX PROVISION (Note 6)                           126,125             69,155                590,873             69,155
                                                     ----------         ----------            -----------        -----------
NET INCOME                                           $  504,512         $  632,840            $ 2,032,360        $ 2,014,896
                                                     ==========         ==========            ===========        ===========
BASIC EARNINGS
  PER COMMON SHARE (Note 4)                          $     0.04         $     0.05            $      0.17        $      0.16
                                                     ==========         ==========            ===========        ===========
DILUTED EARNINGS
  PER COMMON SHARE (Note 4)                          $     0.04         $     0.05            $      0.16        $     0.16
                                                     ==========         ==========            ===========        ===========


See notes to condensed financial statements and independent accountants' report.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE NINE-MONTHS ENDED MARCH 31, 2000 AND 1999


-----------------------------------------------------------------------------------------------------------------------------------

                                                 COMMON                                                                 TOTAL
                                                  STOCK           CONTRIBUTED     TREASURY       ACCUMULATED        STOCKHOLDERS'
                                              NO PAR VALUE          CAPITAL         STOCK          DEFICIT             EQUITY
BALANCE AT JUNE 30, 1998                       $8,982,842          $675,757       $(2,290)       $(7,118,037)        $2,538,272

STOCK OPTIONS EXERCISED (21,434 shares)            10,935                                                                10,935

NET INCOME                                                                                         2,014,896          2,014,896
                                               ----------          --------       -------        -----------         ----------

BALANCE AT MARCH 31, 1999                      $8,993,777          $675,757       $(2,290)       $(5,103,141)        $4,564,103
                                               ==========          ========       =======        ===========         ==========


BALANCE AT JUNE 30, 1999                       $8,993,777          $675,757       $(2,290)       $(3,065,318)        $6,601,926

STOCK OPTIONS EXERCISED (19,704 shares)            11,344                                                                11,344

NET INCOME                                                                                         2,032,360          2,032,360
                                               ----------          --------       -------        -----------         ----------


BALANCE AT MARCH 31, 2000                      $9,005,121          $675,757       $(2,290)       $(1,032,958)       $8,645,630
                                               ==========          ========       =======        ===========         ==========


See notes to condensed financial statements and independent accountants' report.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS  (UNAUDITED)
FOR THE NINE-MONTHS ENDED MARCH 31, 2000 AND 1999

------------------------------------------------------------------------------------------------------------------------------
                                                                                               2000               1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                                $ 2,032,360       $ 2,014,896
                                                                                            -----------       -----------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                                121,514            76,500
    Amortization of software development costs                                                   89,202           109,891
    Deferred income taxes                                                                       288,680
    Provision for doubtful accounts                                                             (25,357)           93,308
    Changes in assets and liabilities:
      Decrease in accounts receivable                                                           469,510           492,934
      (Increase) decrease in inventory                                                             (113)           38,811
      (Increase) decrease in other assets                                                       (10,430)           12,902
      Increase in accounts payable                                                               85,520           288,886
      (Decrease) increase in accrued expenses                                                  (287,692)          283,652
      Increase in deferred maintenance revenue                                                  267,039           245,444
                                                                                            -----------       -----------
           Total adjustments                                                                    997,873         1,642,328
                                                                                            -----------       -----------
           Net cash provided by operating activities                                          3,030,233         3,657,224
                                                                                            -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities                                                            (340,411)       (2,500,957)
  Purchase of fixed assets                                                                     (330,441)          (70,955)
  Expenditures for software development costs                                                  (509,716)         (407,326)
                                                                                            -----------       -----------
           Net cash used in investing activities                                             (1,180,568)       (2,979,238)
                                                                                            -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options                                                        11,344            10,935
                                                                                            -----------       -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                     1,861,009           688,921

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                                         1,500,081           913,699
                                                                                            -----------       -----------


  End of period                                                                             $ 3,361,090       $ 1,602,620
                                                                                            ===========       ===========

SUPPLEMENTAL CASH FLOW INFORMATION-Taxes paid                                               $   372,528       $    52,000
                                                                                            ===========       ===========


See notes to condensed financial statements and independent accountants' report.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 1999 AND AS OF MARCH 31, 2000 AND 1999 AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE AND NINE-MONTHS ENDED MARCH 31, 2000 AND 1999 IS UNAUDITED)
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS - The Company develops and markets contact center solutions for small- to mid-size entities, such as departments, branch offices and workgroups, within global enterprises as well as small- to mid-size businesses. In addition to the contact center solutions, the Company also provides services, such as installation, training, project management, consulting and maintenance support.

     BASIS OF PRESENTATION - The condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 7. The information disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 1999 included in these condensed financial statements has been derived from the audited financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

     Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

     USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE - Generally, the Company records product and service revenue when the product is shipped and the service is provided. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

     DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover periods ranging from 1-5 years with revenue being recognized on a straight-line basis over the maintenance period.

     WARRANTY RESERVE - At the time of sale, the Company accrues for warranty costs relating to hardware or software replacement or on site support to be provided during the first twelve months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve is adjusted periodically based upon actual experience.

     DEPRECIATION - Fixed assets are carried at cost. Depreciation is computed using an accelerated method over the following useful lives:

         Equipment                                               5 years
         Furniture and fixtures                                  7 years
         Leasehold improvements                                  2 years
         Computer equipment                                      3 years


     INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:


                                                    MARCH 31,         JUNE 30,        MARCH 31,
                                                      2000             1999             1999
        Literature and other documentation          $ 18,174         $ 14,309         $ 26,576
        Computer hardware                             25,901           21,621           58,024
        Allowance for obsolete inventory             (18,181)         (10,149)         (35,939)
                                                    --------         --------         --------
        Total inventory                             $ 25,894         $ 25,781         $ 48,661
                                                    ========         ========         ========


     SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephony industry. The Company had sales to major distributors, as follows:

                          SALES FOR THE THREE-MONTHS ENDED MAR 31,    SALES FOR THE NINE-MONTHS ENDED MAR 31,
                               2000                 1999                  2000                 1999
                          -------------------- -------------------   -------------------  --------------------
                             Amount      %        Amount      %         Amount      %        Amount      %
Distributor A               $1,814,469   64%   $ 2,220,043    75%    $6,547,151    68%     $5,814,187    68%
Distributor B                  243,926    9%       226,583     8%     1,084,258    11%        706,346     8%
                            ----------   --    -----------    --     ----------    --      ----------    --

Total                       $2,058,395   73%   $ 2,446,626    83%    $7,631,409    79%     $6,520,533    76%
                            ==========   ==    ===========    ==     ==========    ==      ==========    ==


     The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                                    PERCENT OF
                                                      GROSS
                                                     ACCOUNTS
                                     DISTRIBUTORS    RECEIVABLE
        March 31, 2000                          1         70 %
        June 30, 1999                           2         83 %
        March 31, 1999                          2         78 %

     INTERNATIONAL SALES - The Company had international sales as follows:


                          SALES FOR THE THREE-MONTHS                           SALES FOR THE NINE-MONTHS
                                ENDED MARCH 31,                                     ENDED MARCH 31,
                   -------------------------------------------------   ---------------------------------------------------
                         2000                      1999                      2000                      1999
                   ------------------------  -----------------------   ------------------------  -------------------------
                         AMOUNT        %           AMOUNT       %           AMOUNT        %          AMOUNT         %
        Canada           $ 23,940      1%         $ 47,727      2%         $ 114,213      1%         $ 79,090       1%
        Other                                        2,000                                              3,519
                         --------     --          --------     --          ---------     --          --------      --

        Total            $ 23,940      1%         $ 49,727      1%         $ 114,213     1%          $ 82,609       1%
                         ========     ==          ========     ==          =========    ==           ========      ==


     SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

     Costs capitalized were $218,301 and $78,292 and related amortization was $(17,047) and $37,891 for the three-months ended March 31, 2000 and 1999, respectively. Costs capitalized were $509,716 and $407,326 and related amortization was $89,202 and $109,891 for the nine-months ended March 31, 2000 and 1999, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

     LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company's products.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

     ACCOUNTING CHANGES - In 1998, the Financial Accounting Standards Board
     (FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended, which is effective for fiscal year 2001, will have no impact on the Company's reported financial position, result of operations or cash flows.

     The Company adopted FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," during 1999. There was no impact on the Company's financial statements.

     CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

     RECLASSIFICATION - Certain fiscal 1999 amounts have been reclassified in order to conform to fiscal 2000 presentation.

2.   MARKETABLE SECURITIES

     The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:


                                                                                             NET
                                                        AMORTIZED                         UNREALIZED
        DESCRIPTION                                       COST             MARKET        GAIN (LOSS)
        March 31, 2000 - Federal Agency Notes         $ 5,205,258       $ 5,203,625         $(1,633)
                                                      ============      ============        ========

        June 30, 1999 - Federal Agency Notes          $ 4,864,847       $ 4,858,395         $(6,452)
                                                      ============      ============        ========

        March 31, 1999 - Federal Agency Notes         $ 3,417,789       $ 3,416,287         $(1,502)
                                                      ============      ============        ========


3.   OPERATING LEASES

     OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

     The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

        Period Ending March 31:
          2001                                     $233,816
          2002                                      253,300


     Rent expense for the leased office space was $83,875 and $73,277 for the three-month periods ended March 31, 2000 and 1999, respectively. Rent expense for the leased office space was $230,428 and $219,829 for the nine-month periods ended March 31, 2000 and 1999, respectively.

4.   CAPITAL STOCK AND INCOME PER SHARE

     The following schedule is a summary of the Company's shares of capital stock.

                                                                              COMMON             IN
                                           AUTHORIZED        ISSUED          OUTSTANDING      TREASURY
        Balance at March 31, 2000         15,000,000        12,322,889        12,320,889        2,000
                                          ==========        ==========        ==========        =====

        Balance at June 30, 1999          15,000,000        12,303,185        12,301,185        2,000
                                          ==========        ==========        ==========        =====

        Balance at March 31, 1999         15,000,000        12,303,185        12,301,185        2,000
                                          ==========        ==========        ==========        =====

     Income per common share was based on the weighted average number of common shares outstanding during each period.

     The Company's basic and diluted earning per share were determined as follows:


                                                THREE-MONTHS ENDED                      THREE-MONTHS ENDED
                                                  MARCH 31, 2000                          MARCH 31, 1999
                                    --------------------------------------  --------------------------------------
                                       INCOME        SHARES     PER SHARE      INCOME        SHARES     PER SHARE
                                     (NUMERATOR)  (DENOMINATOR)  AMOUNT      (NUMERATOR)  (DENOMINATOR)  AMOUNT
        BASIC EPS

        Income available to
          common stockholders         $ 504,512    12,316,307     $ 0.04      $ 632,840    12,299,207    $ 0.05

        EFFECT OF DILUTIVE
          SECURITIES

        Stock options                                 817,777                                 491,425
                                      ---------    ----------     ------      --------     ----------    ------

        DILUTED EPS

        Income available to
          common stockholders
          and assumed conversions     $ 504,512    13,134,084     $ 0.04      $ 632,840    12,790,632    $ 0.05
                                      =========    ==========     ======      =========    ==========    ======



                                                NINE-MONTHS ENDED                       NINE-MONTHS ENDED
                                                  MARCH 31, 2000                          MARCH 31, 1999
                                    --------------------------------------  --------------------------------------
                                       INCOME        SHARES     PER SHARE      INCOME        SHARES     PER SHARE
                                     (NUMERATOR)  (DENOMINATOR)  AMOUNT      (NUMERATOR)  (DENOMINATOR)  AMOUNT
        BASIC EPS

        Income available to
          common stockholders         $ 2,032,360    12,308,304    $ 0.17     $ 2,014,896    12,290,007    $ 0.16

        EFFECT OF DILUTIVE
          SECURITIES

        Stock options                                   691,978                                 327,166
                                      -----------    ----------    ------     -----------    ----------    ------

        DILUTED EPS

        Income available to
          common stockholders
          and assumed conversions     $ 2,032,360    13,000,282    $ 0.16     $ 2,014,896    12,617,173    $ 0.16
                                      ===========    ==========    ======     ===========    ==========    =====


      Stock options representing 150,000 shares for the nine-months ended March 31, 1999 were not included in computing diluted earnings per share because their effects were antidilutive.

5.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. In 1999, the plan was amended and restated to include in one document all previous amendments and other non-material changes designed to improve the operation of the plan and to reserve an additional 1,000,000 shares for issuance under the plan. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a period ranging from one to four years. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant or are subject to the performance provisions of specific grants.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of compensation cost for stock option grants made in fiscal years 1999 and 1998, determined using the fair value method consistent with SFAS No. 123, were presented in the footnotes to the 1999 annual report.

6.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Deferred taxes consist of the following:


                                                                       MARCH 31,       JUNE 30,         MARCH 31,
                                                                         2000            1999             1999
        Current deferred tax asset - Deferred revenue
          and other                                                   $ 379,637       $  298,960       $   599,358
          Less valuation allowance                                                                        (599,358)
                                                                      ---------       ----------       -----------
        Net                                                           $ 379,637       $  298,960       $         -
                                                                      =========       ==========       ===========
        Non-current deferred tax asset - Carryforwards
          and credits                                                 $ 376,501       $1,080,683       $ 1,491,798
        Non-current deferred tax liability - Deferred
          software development costs and other                         (470,862)        (196,573)         (177,668)
                                                                      ---------       ----------       -----------
          Net non-current deferred tax asset (liability)                (94,361)         884,110         1,314,130
          Less valuation allowance                                                      (609,114)       (1,314,130)
                                                                      ---------       ----------       -----------
        Net                                                           $ (94,361)      $  274,996       $         -
                                                                      =========       ==========       ===========

     The provision for income taxes for the three-months and nine-months ended March 31, 2000 and 1999 consists of the following:


                                                            FOR THE THREE-MONTHS                   FOR THE NINE-MONTHS
                                                              ENDED MARCH 31,                        ENDED MARCH 31,
                                                      ---------------------------------     -----------------------------------
                                                           2000             1999                  2000              1999
        Current provision                              $ 136,062         $ 69,155              $ 302,193         $ 69,155
        Deferred provision                               205,493          201,695                897,794          708,610
                                                       ---------         --------              ---------         --------
                   Total                                 341,555          270,850              1,199,987          777,765

        Decrease in the valuation allowance             (215,430)        (201,695)              (609,114)        (708,610)
                                                       ---------         --------              ---------         --------

        Income tax expense                             $ 126,125         $ 69,155              $ 590,873         $ 69,155
                                                       =========         ========              =========         ========


     The primary differences between the statutory rate for federal income tax and the effective income tax rate are the utilization of net operating losses to offset current income and the change in the valuation allowance. At March 31, 2000, the Company has state net operating loss carryforwards, research and development credit carryforwards and alternative minimum tax credits available to offset future income taxes.

7. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

     These condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

     During the periods ended March 31, 2000 and 1999, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are depreciated over useful lives of seven, five, two, and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are to be depreciated over useful lives of five, three, two, and three years, respectively, using a straight-line method. The difference in methodology results in a reported U.S. GAAP net income in excess of Canadian GAAP of $23,551 and $12,281 for the periods ended March 31, 2000 and 1999, respectively. The difference does not have a material effect on the earnings per share calculation for either period.

                                   * * * * * *